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                                                             Exhibit (a)(1)(G)

                               [LORAL LETTERHEAD]

600 Third Avenue
New York, NY 10016

FOR IMMEDIATE RELEASE                                                       NEWS

                                                        Contact: Jeanette Clonan
                                                                   Tony Doumlele
                                                                  (212) 697-1105

            NYSE APPROVES LISTING OF LORAL COMMON STOCK IN CONNECTION
                            WITH PREFERRED EXCHANGE

            EXCHANGE ALSO ADVISES COMPANY OF STOCK PRICE REQUIREMENT
                              FOR CONTINUED LISTING

NEW YORK - SEPTEMBER 10, 2002 - Loral Space & Communications (NYSE: LOR) has been notified by the New York Stock Exchange that it has approved for listing shares of Loral's common stock to be issued in connection with the company's recently initiated preferred stock exchange offer. As previously announced, Loral is offering to exchange $1.92 in cash and four shares of Loral common stock for each share of its Series C and Series D preferred stock. If all of the preferred shares participate, Loral will exchange $22 million in cash and 45.9 million common shares for preferred stock that has a liquidation preference of $574 million. The company is prevented from increasing the cash component of this exchange because of provisions in its debt agreements. In addition, it is not permitted to make further cash tender offers because the preferred dividends have been suspended in connection with the exchange offering.

Separately, as disclosed in earlier filings, the Exchange advised Loral that its stock price is below the Exchange's price criteria for continued listing. Loral's common stock has closed below $1.00 per share for more than 30 consecutive trading days.

Loral management already has met with the New York Stock Exchange and has been advised that, with the exception of its stock price, the company meets all Exchange listing requirements. The company is actively exploring a number of alternatives that will enable it to meet the price requirements. Under the Exchange's rules, the company has six months to correct the price condition or, if shareholder approval is needed for the solution the company adopts, until its next annual meeting, to be held in late spring.

"We believe we have the capacity to comply with the Exchange's stock price requirement within the prescribed timeframe," said Bernard L. Schwartz, chairman and chief executive officer of Loral. "We are gratified by the support


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and guidance provided by the Exchange and are confident that this matter will be resolved successfully."

Loral Space & Communications is a high technology company that concentrates primarily on satellite manufacturing and satellite-based services. For more information, visit Loral's web site at www.loral.com.

                                      # # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided, however, that forward-looking statements made in connection with the exchange offer for outstanding shares of Series C or Series D preferred stock, referred to above, do not fall within the provisions of Section 27A of the Securities Act or Section 21E of the Exchange Act. In addition, Loral Space & Communications Ltd. or its representatives have made or may make forward-looking statements, orally or in writing which may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions which have been described in the section of the company's annual report on Form 10-K for the fiscal year ended December 31, 2001, entitled "Certain Factors That May Affect Future Results," and the company's other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents.


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